SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              WACHOVIA CORPORATION
             (Exact name of registrant as specified in its charter)


     NORTH CAROLINA                                           56-1473727
     --------------                                           ----------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification Number)

    100 NORTH MAIN STREET, P.O. BOX 3099, WINSTON-SALEM, NORTH CAROLINA 27150
        191 PEACHTREE STREET, N.E., P.O. BOX 4148, ATLANTA, GEORGIA 30303
        -----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                   RETIREMENT SAVINGS AND PROFIT-SHARING PLAN
                             OF WACHOVIA CORPORATION
                   ------------------------------------------
                            (Full title of the plan)

                                ----------------
                             Kenneth W. McAllister
                Senior Executive Vice President and General Counsel
                              Wachovia Corporation
                              100 North Main Street
                              Post Office Box 3099
                       Winston-Salem, North Carolina 27150
                                 (336) 732-5141
            ---------------------------------------------------------
            (Name, address and telephone number, including area code,
                              of agent for service)
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

                                       CALCULATION OF REGISTRATION FEE

                                                  PROPOSED             PROPOSED
TITLE OF                                          MAXIMUM              MAXIMUM
SECURITIES             AMOUNT                     OFFERING             AGGREGATE                 AMOUNT OF
TO BE                  TO BE                      PRICE                OFFERING                  REGISTRATION
REGISTERED (1)         REGISTERED                 PER SHARE (2)        PRICE (2)                 FEE (2)
--------------         -----------                -------------        -------------             -----------------
Common
Stock, par value
$5.00 per share        10,000,000 shares          $80.40625            $804,062,500              $223,529.38

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation.

(2) Pursuant to Rule 457(c) and (h)(1), based on the average of the high and low prices of the registrant's common stock on July 21, 1999, as reported on the New York Stock Exchange.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Wachovia Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 29, 1999 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Annual Report on Form 11-K of the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation (the "Plan") for the fiscal year ended December 31, 1998, filed with the Commission on June 29, 1999;

                  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 13, 1999;

                  (c) The Company's Current Reports on Form 8-K, filed with the Commission on January 21, 1999 and May 14, 1999;

                  (d) The description of the Company's Common Stock, par value $5.00 per share, contained in the Company's Registration Statement on Form 8-B filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

                  (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in
         (a), above.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                  Pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 33-54094 on Form S-8 are incorporated by reference in this Registration Statement on Form S-8.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  The legality of the securities offered hereby has been passed upon by William M. Watson, Jr., Esquire, Senior Vice President, Corporate Secretary and Counsel of the Company, who owns approximately 5,300 shares of Common Stock and has been granted options to purchase 11,600 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets certain standards of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

                  The Company's bylaws provide for the indemnification of any director or officer of the Company or any wholly owned subsidiary of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Company or (ii) any liabilities or litigation expenses incurred on account of any of such person's activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company.

                  The Company's articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

                  The Company has purchased a standard liability policy, which, subject to any limitations set forth in the policy, would pay on behalf of the Company's directors and officers for damages that they become legally obligated to pay as a result of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty committed while acting in their official capacity or any matter asserted against an officer or director solely by reason of his status as an officer or director.

ITEM 8.  EXHIBITS.

                  The following exhibits are filed as a part of this Registration Statement:

         NUMBER                     DESCRIPTION

          4.1 Amended and Restated Articles of Incorporation of the Company, which are incorporated by reference to
                           Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-9021)

          4.2 Bylaws of the Company, which are incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-4 filed December 14, 1998 (File No. 333-68823)

          5 Opinion of William M. Watson, Jr., Esq., as to the legality of the Common Stock being registered

         23.1 Consent of William M. Watson, Jr., Esq., which is contained in his opinion filed as Exhibit 5

         23.2              Consent of Ernst & Young LLP

         23.3              Consent of KPMG LLP

         24                Power of Attorney

         99 Form of Retirement Savings and Profit-Sharing Plan of Wachovia Corporation

                  The Company hereby undertakes that the Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.



                                   SIGNATURES

                                 THE REGISTRANT

                  Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 23rd day of July, 1999.


                          WACHOVIA CORPORATION

                          By:  /s/ Leslie M. Baker, Jr.
                               -------------------------------------------------
                               Leslie M. Baker, Jr.
                               Chairman of the Board and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 1999.
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


         Leslie M. Baker, Jr.*                                 James S. Balloun*
-----------------------------------------         ----------------------------------------
Name:    Leslie M. Baker, Jr.                     Name:        James S. Balloun
Title:   Chairman of the Board                    Title:       Director
     and Chief Executive Officer
     (principal executive officer)

             Peter C. Browning*                                John T. Casteen III*
-----------------------------------------         ----------------------------------------
Name:        Peter C. Browning                    Name:        John T. Casteen III
Title:       Director                             Title:       Director

             John L. Clendenin*                                Thomas K. Hearn, Jr.*
-----------------------------------------         ----------------------------------------
Name:        John L. Clendenin                    Name:        Thomas K. Hearn, Jr.
Title:       Director                             Title:       Director


             George W. Henderson III*                          W. Hayne Hipp*
-----------------------------------------         ----------------------------------------
Name:        George W. Henderson III              Name:        W. Hayne Hipp
Title:       Director                             Title:       Director


             Robert A. Ingram*                                 George R. Lewis*
-----------------------------------------         ----------------------------------------
Name:        Robert A. Ingram                     Name:        George R. Lewis
Title:       Director                             Title:       Director


             Elizabeth Valk Long*
-----------------------------------------         ----------------------------------------
Name:        Elizabeth Valk Long                  Name:        John G. Medlin, Jr.
Title:       Director                             Title:       Director

             Lloyd U. Noland, III*                             G. Joseph Prendergast*
-----------------------------------------         ----------------------------------------
Name:        Lloyd U. Noland, III                 Name:        G. Joseph Prendergast
Title:       Director                             Title:       Director


            Sherwood H. Smith, Jr.*                               John C. Whitaker, Jr.*
-----------------------------------------           ----------------------------------------------
Name:       Sherwood H. Smith, Jr.                  Name:         John C. Whitaker, Jr.
Title:      Director                                Title:        Director



            /s/ Robert S. McCoy, Jr.                              /s/ Donald K. Truslow
----------------------------------------            ----------------------------------------------
Name:       Robert S. McCoy, Jr.                    Name:         Donald K. Truslow
Title:      Vice Chairman and                       Title:        Senior Executive Vice President,
            Chief Financial Officer                               Treasurer and Comptroller
            (principal financial officer)                         (principal accounting officer)


*  By:      /s/ William M. Watson, Jr.
-----------------------------------------
   Name:    William M. Watson, Jr.
            Attorney-in-Fact


                                    THE PLAN

                  Pursuant to the requirements of the Securities Act of 1933, the Trustee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 23rd day of July, 1999.


                              RETIREMENT SAVINGS PLAN AND PROFIT-SHARING PLAN OF WACHOVIA CORPORATION


                              By: Wachovia Bank, N.A.
                                  as Trustee


                              By:    /s/  G. Joseph Prendergast
                                  ------------------------------
                                     G. Joseph Prendergast
                                     President


                                  EXHIBIT INDEX
                                       TO
                      REGISTRATION STATEMENT ON FORM S-8 OF
                              WACHOVIA CORPORATION



EXHIBIT NO.       DESCRIPTION

4.1               Amended  and  Restated  Articles of  Incorporation  of the  Company,  which are  incorporated  by reference  to  Exhibit  3.1 to the  Company's  Annual  Report  on Form  10-K for the  year  ended
                  December 31, 1993 (File No. 1-9021)*

4.2               Bylaws of the  Company,  which are  incorporated  by  reference  to Exhibit 3.2 of the  Company's
                  Registration Statement on Form S-4 filed December 14, 1998 (File No. 333-68823)*

5                 Opinion of William M. Watson, Jr., Esq., as to the legality of the Common Stock being registered

23.1              Consent of William M. Watson, Jr., Esq., which is contained in his opinion filed as Exhibit 5

23.2              Consent of Ernst & Young LLP

23.3              Consent of KPMG LLP

24                Power of Attorney

99                Form of Retirement Savings and Profit-Sharing Plan of Wachovia Corporation

------
 * Incorporated by reference.